Mail Stop 3561

      							 July 8, 2005




By Facsimile and U.S. Mail

Mr. Jackson E. Reasor
President and Chief Executive Officer
Old Dominion Electric Cooperative
4201 Dominion Boulevard
Glen Allen, VA 23060

      Re:    Form 10-K for the Fiscal Year Ended
           December 31, 2004
           Filed March 23, 2005
           File No.  0-50039

Dear Mr. Reasor,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



								Michael Moran
								Accounting Branch Chief